Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form F-1 (No. 333-[]) of C&K Group Limited (the “Company”) of our report dated February 12, 2026, with respect to the audit of consolidated balance sheets of the Company as of September 30, 2024 and 2025, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended September 30, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 12, 2026	Certified Public Accountant
PCAOB ID: 1171